Execution Copy

Exhibit 99.1

100 Bayview Circle, Suite 400
Newport Beach, CA 92660
www.alliancehealthcareservices-us.com

July 29, 2013

Percy (“Tom”) Tomlinson
XXXX XXXXX XXXXX Circle
Bloomington, Minnesota XXXXX

Re:    Appointment as President and Chief Executive Officer

Dear Tom:

I am very pleased to offer you the positions of President and Chief Executive Officer of Alliance HealthCare Services, Inc. (“Alliance” or “AIQ”). These positions report directly to Alliance's Board of Directors (the “Board”), and the Chairman of the Board will function as your primary point of contact. Your appointment will be effective on October 1, 2013 (the “Start Date”). It is expected that you will be elected to the Board effective as of the Start Date. Your base compensation will be $600,000 annually, subject to withholding obligations and payable in accordance with Alliance's normal payroll procedures. You will be eligible for a target annual bonus opportunity equal to 85% of your base compensation (the “Target Bonus”), and a maximum annual bonus opportunity equal to 175% of the Target Bonus (the “Maximum Bonus”), as further described below. For 2013 your bonus opportunity and bonus payout will be pro-rated based upon your actual number of days of employment during 2013.

The Target Bonus and Maximum Bonus will be determined in accordance with Alliance's Executive Management Incentive Plan (“EMIP”). The 2013 EMIP, attached hereto as Exhibit A, is comprised of the following components:

•	40% based on achievement of annual profitability goals based upon the approved annual budget;

•
40% based on achievement of specified individual performance objectives (“MBOs”) which will be determined on an annual basis. These goals will be developed in conjunction with the Executive Team and are subject to review and approval by the Board of Directors; and

•	20% based on the “Return on Capital” component which incorporates the actual financial performance relative to capital invested for all de novo projects and acquisitions.

On the Start Date, you will receive an initial AIQ stock option grant, the number of shares of which will be determined by dividing 150% of your annual base salary by 50% of the closing price of AIQ stock on that day (which represents the anticipated Black-Scholes pricing ratio), with a 10-year term and vesting to occur in substantially equal installments upon the first, second, and third anniversaries of the Start Date, subject to your continued service to Alliance through each vesting date unless vesting is accelerated (the “Initial Option Grant”).

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In addition, and in lieu of a separate 2014 grant pursuant to the LTIP (as defined below), you will receive an additional AIQ stock option grant on the Start Date, the number of shares of which will be determined by dividing 100% of your annual base salary by 50% of the closing price of AIQ stock on that day (which represents the anticipated Black-Scholes pricing ratio), with a 10-year term and vesting to occur in substantially equal installments upon the second, third, and fourth anniversaries of the Start Date, subject to your continued service to Alliance through each vesting date unless vesting is accelerated (the “Additional Option Grant”).

Beginning January 1, 2015, you will be eligible to participate in Alliance's annual Long-Term Incentive Program (the “LTIP”), subject to all of the terms and conditions of the LTIP, which currently provides for grants on an annual basis in a combination of AIQ stock options (between 50% and 100% of the total grant) and cash (between 0% and 50% of the total grant), as determined by the Compensation Committee of the Board. For illustrative purposes, based upon the current LTIP structure, you would be eligible to receive a total grant amount equivalent to 100% of your annual base salary rate, with the LTIP grant award vesting upon the first, second, and third anniversaries of the grant date subject to your continued service to Alliance through each vesting date unless vesting is accelerated, and a 10-year term for any stock options, as described in the LTIP Term Sheet, attached hereto as Exhibit B.

Upon your acceptance and execution of this offer letter, you will receive a signing bonus of $310,000, which is intended to represent a portion of your foregone compensation, including the incentive bonus you would be expected to otherwise receive from your previous employer, for a pro-rated nine-month period in 2013. The signing bonus will be subject to repayment by you to Alliance in the event that (i) you terminate your employment other than for “Good Reason” (as defined in the Severance Agreement to be entered into by you and Alliance as described below), (ii) you die or become permanently disabled, or (iii) Alliance terminates your employment for cause, with 100% of the signing bonus being required to be repaid by you to Alliance if your employment terminates as described in this paragraph prior to October 1, 2014, and 50% being required to be repaid by you to Alliance if your employment terminates as described in this paragraph between October 1, 2014 and October 1, 2015.

You will also receive (i) reimbursement of reasonable moving expenses and (ii) reimbursement for temporary living expenses up to a maximum amount of $5,000 per month, and reasonable travel expenses to Minnesota prior to and in connection with your relocation and , in each case for up to six (6) months following the Start Date.

You will be eligible for four (4) weeks of paid vacation per year as well as all other company benefits, subject to the terms and conditions of each program. This includes Alliance's health and welfare plans, as well as the Alliance 401(k) retirement savings plan.

All interpretations and determinations made by Alliance regarding this offer letter are conclusive and binding on both parties. Any provisions contained in this letter that relate to stock options will be subject at all times to all terms and conditions contained in the 1999 Equity Plan for Employees of Alliance Imaging, Inc. and Subsidiaries, as amended, and any applicable Non-Qualified Stock Option Agreement entered into between you and Alliance. In addition, the above outlines terms are applicable only during your employment with Alliance. Either you or Alliance may end your employment relationship at any time with or without cause or advance notice. In addition, Alliance is an at-will employer; therefore, none of these arrangements (whether communicated in this letter, or otherwise) shall in any way change your employment at-will status or constitute a guarantee or an employment contract, for a specific term or otherwise. Alliance is, however, prepared to enter into an Executive Severance Agreement with a term of eighteen (18) months, subject to your acceptance of the terms of this offer letter.

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This offer letter has been reviewed and approved by the Compensation Committee and the Board of Directors of Alliance Healthcare Services.

If you agree with the terms in this letter, please sign below where indicated and return a copy to me. In addition, if you have any questions, please feel free to contact me directly.

I am very excited to welcome you to Alliance, and the Board of Directors and Executive Team each share my confidence in your ability to contribute substantially to our collective success.

Warmest regards,

Larry C. Buckelew
Chairman and Interim Chief Executive Officer
Alliance HealthCare Services, Inc.

Offer accepted by:

/s/ PERCY TOMLINSON	July 29, 2013
Percy Tomlinson	Date